SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement and Mutual Releases ("**Agreement**") is made and is effective as of the date the last party signs this Agreement (the "**Effective Date**"), by and between BETTER CHOICE COMPANY, INC., a Delaware limited liability company ("**Better Choice**") and HALO, PURELY FOR PETS, INC., a Delaware corporation and wholly-owned subsidiary of Better Choice ("**Halo**" and together with Better Choice, the "**Better Choice Parties**"), on the one hand, and ALPHIA INC., a Delaware corporation ("**Alphia**"), on the other hand. Better Choice, Halo and Alphia may at times be referred to as a "Party," or collectively referred to as the "**Parties.**"

WHEREAS, Better Choice and Alphia are parties to that certain action styled *Better Choice Company, Inc. v. Alphia Inc.*, Case No. 4-24-CA-002487, in the Circuit Court of the Thirtieth Judicial Circuit in and for Hillsborough County, Florida (the "**Litigation**");

WHEREAS, the Parties wish to amicably resolve, fully and finally, their differences as to any and all demands, liens, debts, claims, and potential counterclaims, whether known or unknown, liquidated or unliquidated, whether matured or unmatured, with respect to any and all obligations, claims, counterclaims, defenses, or rights of action whatsoever, arising from or related to the Litigation, in each case, in the manner set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and conclusively established by the Parties, the Parties agree to be legally bound by the terms and conditions set forth below.

1. **Settlement Consideration**:

(a) **Forgiveness of Indebtedness.** As of the Effective Date, but subject to compliance with Section 2: (i) Alphia hereby fully and completely forgives all of the outstanding Obligations of the Loan Parties pursuant to that certain Term Loan Credit Agreement dated as of June 21, 2023 among Better Choice, as Borrower, and Alphia, as Lender (the "**Credit Agreement**"); (ii) the Parties hereby agree that each of the Loan Documents are hereby terminated and of no further force or effect and the Loan Parties shall have no continuing obligations or liabilities thereunder, in each case, other than with respect to any provision in the Loan Documents that survives the termination or expiration thereof in accordance with its terms; and (iii) Alphia hereby releases any and all liens and security interests held by Alphia on the Collateral. Alphia shall deliver to Better Choice, on the Effective Date, UCC-3 termination statements evidencing the termination of any and all such liens and security interests and authorizes Better Choice to file such termination statements with any and all Governmental Authorities deemed appropriate by Better Choice. Alphia hereby represents and warrants to Better Choice that it has not assigned or otherwise transferred any of its rights under the Credit Agreement or any of the other Loan Documents.

Capitalized terms used in this Section 1(a) but not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

(b) **Termination of Warrants**. As of the Effective Date, but subject to compliance with Section 2, the Parties hereby agree that the following agreements shall be terminated and of no further force or effective: (i) that certain Warrant (the "**First Tranche Warrant**") dated as of June 21, 2023 by and between Better Choice and Alphia pertaining to Alphia's right to purchase 6,545,388.45 shares (or 148,758.828 shares as adjusted for the 1-for-44 reverse stock split basis effectuated by Better Choice on March 20, 2024) of common stock, par value $0.001 per share, of Better Choice (the "**Common Stock**"); (ii) that certain Warrant (the "**Second Tranche Warrant**") dated as of June 21, 2023 by and between Better Choice and Alphia pertaining to Alphia's right to purchase 8,222,787 shares (or 186,881.52 shares as adjusted for the 1-for-44 reverse stock split effectuated by Better Choice on March 20, 2024) of Common Stock; and (iii) that certain letter agreement (the "**Warrant Side Letter Agreement**" and collectively with the First Tranche Warrant and Second Tranche Warrant, the "**Warrant Documents**") dated as of June 21, 2023 by and between Better Choice and Alphia pertaining to additional rights under warrants. Alphia hereby represents and warrants to Better Choice that it has not assigned or otherwise transferred any of its rights under the First Tranche Warrant, Second Tranche warrant or the Warrant Side Letter Agreement.

(c) **Accounts Receivable.** The Parties herby acknowledge that as of the Effective Date Halo owes Alphia the aggregate amount of $4,733,456.00 (the "**Outstanding AR**") relating to certain products manufactured and delivered by Alphia for Halo pursuant to that certain Manufacturing Agreement, dated as of April 12, 2023, by and between Alphia and Halo (the "**Manufacturing Agreement**"). Notwithstanding the terms of the Manufacturing Agreement, the Parties hereby agree that $2,983,456 of the Outstanding AR (the "**Settled AR Amount**") shall be paid by Halo in equal quarterly installments of $994,485.33 on September 30, 2024, December 31, 2024 and March 31, 2025; *provided* that Halo may pre-pay all or any portion of the Settled AR Amount without premium or penalty; *provided, further* that (i) all payments made by Halo on the Settled AR Amount within the first 90 days following the Effective Date shall be credited against the Settled AR Amount with the benefit of a 30% discount, (ii) all payments made by Halo on the Settled AR Amount after the 90th day following the Effective Date but on or before the 120th day following the Effective Date, shall be credited against the Settled AR Amount with the benefit of a 20% discount; and (iii) all payments made by Halo on the Settled AR Amount after the 120th day following the Effective Date but on or before the 150th day following the Effective Date, shall be credited against the Settled AR Amount with the benefit of a 10% discount. *For illustrative purposes only, if Halo makes a $500,000 payment toward the Settled AR Amount on the 50th day following the Effective Date, Halo will be credited as having paid $714, 285.71 of the Settled AR Amount calculated as follows: $500,000 / 0.70 = $714,285.71).* At such time as Halo pays the Settled AR Amount in full in accordance with the terms of this Section 1(c), Alphia shall fully and completely forgive the remaining $1,750,000 of Outstanding AR; provided, for the avoidance of

doubt, that, if Halo fails, in whole or in part, to pay the Settled AR Amount in accordance with this Section 1(c) (including applicable payments on or prior to the quarterly installment dates set forth herein), (i) Alphia shall have the right to terminate the Manufacturing Agreement with immediate effect by delivering written notice to Halo and no further liability or obligation on the part of Alphia and (ii) no portion of the Outstanding AR shall be forgiven in accordance with this Section 1(c) and all such amounts shall become due and payable immediately, other than any discounts applied to payments made prior to the 150th day following the Effective Date in accordance with this Section 1(c).

2. **Litigation Dismissal:** No later than three (3) calendar days from the Effective Date, Better Choice and Alphia shall file a Joint Stipulation of Dismissal With Prejudice in the Litigation, with each Party agreeing to bear their respective attorney's fees, expenses and costs in the Litigation. The form of the Joint Stipulation of Dismissal With Prejudice and proposed Agreed Order Dismissing the Litigation are attached as **Exhibit "A"** to this Agreement.

3. **Mutual Releases:**

(a) Effective as of the Effective Date, but subject to compliance with Section 2, **Alphia** for itself and on behalf of any and all of their representatives, executors, administrators, heirs, predecessors, assigns, successors, beneficiaries, affiliates, parents, partners, stockholders, members, managers, officers, directors, agents, trustees, employees, and anyone claiming rights therefrom (the "**Alphia Releasors**"), hereby releases and forever discharges **Better Choice Parties,** and each of their representatives, executors, administrators, heirs, predecessors, assigns, successors, beneficiaries, affiliates, parents, partners, stockholders, members, managers, officers, directors, agents, trustees, employees, and anyone claiming rights therefrom (the "**Better Choice Releasees**"), of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, accountings, reckonings, bonds, bills, specialties, covenants, contracts, controversies, wrongs, agreements, promises, variances, trespasses, negligence, damages (including, but not limited to, past, present and future damages as well as direct, indirect, consequential, liquidated, unliquidated and punitive damages), judgments, executions, claims, and demands whatsoever, in law or in equity, whether known or unknown, discoverable or undiscoverable, concealed or obvious, foreseen or unforeseen, choate or inchoate, disputed or undisputed, whether absolute or contingent, direct or indirect, matured or unmatured, suspected to exist or not suspected to exist, anticipated or unanticipated, whether contractual, quasi-contractual, extra-contractual or in tort, in law or in equity, in which the **Alphia Releasors** ever had, now have, or may have had against the **Better Choice Releasees** for upon, or by reason of any matter, in each case, solely to the extent related to the Loan Documents, the Warrant Documents and the Manufacturing Agreement (the "**Alphia Released Claims**") and covenants not to sue any Better Choice Release with respect to such Alphia Released Claims; provided, however, that, notwithstanding the foregoing, nothing in this Section 3(a) shall release any claim (i) arising under the Manufacturing Agreement (x) prior to the Effective Date with respect to the Outstanding AR,

Claims (as defined in the Manufacturing Agreement) from third party claimants that are indemnifiable under Section 8 of the Manufacturing Agreement or breaches of Section 7 of the Manufacturing Agreement or (y) following the Effective Date or (ii) arising following the Effective Date with respect to any provision in the Loan Documents that survives the termination or expiration thereof in accordance with its terms.

(b) Effective as of the Effective Date, but subject to compliance with Section 2, the **Better Choice Parties,** for themselves and on behalf of any and all of their representatives, executors, administrators, heirs, predecessors, assigns, successors, beneficiaries, affiliates, parents, partners, stockholders, members, managers, officers, directors, agents, trustees, employees, and anyone claiming rights therefrom (the "**Better Choice Releasors**"), hereby release and forever discharge **Alphia** and its representatives, executors, administrators, heirs, predecessors, assigns, successors, beneficiaries, affiliates, parents, partners, stockholders, members, managers, officers, directors, agents, trustees, employees, and anyone claiming rights therefrom (the "**Alphia Releasees**"), of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, accountings, reckonings, bonds, bills, specialties, covenants, contracts, controversies, wrongs, agreements, promises, variances, trespasses, negligence, damages (including, but not limited to, past, present and future damages as well as direct, indirect, consequential, liquidated, unliquidated and punitive damages), judgments, executions, claims and demands whatsoever, in law or in equity, whether known or unknown, discoverable or undiscoverable, concealed or obvious, foreseen or unforeseen, choate or inchoate, disputed or undisputed, whether absolute or contingent, direct or indirect, matured or unmatured, suspected to exist or not suspected to exist, anticipated or unanticipated, whether contractual, quasi-contractual, extra-contractual or in tort, in law or in equity, in which the **Better Choice Releasors** ever had, now have, or may have had against the **Alphia Releasees** (the "**Better Choice Released Claims**") and covenants not to sue any Alphia Releasee with respect to such Better Choice Released Claims; provided, however, that, notwithstanding the foregoing, nothing in this Section 3(b) shall release any claim (i) arising under the Manufacturing Agreement (x) prior to the Effective Date with respect to Claims (as defined in the Manufacturing Agreement) from third party claimants that are indemnifiable under Section 8 of the Manufacturing Agreement or breaches of Section 7 of the Manufacturing Agreement or (y) following the Effective Date or (ii) arising following the Effective Date with respect to any provision in the Loan Documents that survives the termination or expiration thereof in accordance with its terms.

(c) None of the releases set forth in Section 3(a) and (b) of this Agreement are intended to release any Party to this Agreement from any obligation created by this Agreement or the Manufacturing Agreement relating to matters occurring after the Effective Date, or to preclude any Party to this Agreement from bringing an action to enforce this Agreement or the Manufacturing Agreement relating to matters occurring after the Effective Date; provided, for the avoidance of doubt, that nothing in Section 3(a) of this Agreement shall release the Better Choice Releasees

from any claim (i) arising under the Manufacturing Agreement prior to the Effective Date with respect to the Outstanding AR, Claims (as defined in the Manufacturing Agreement) from third party claimants that are indemnifiable under Section 8 of the Manufacturing Agreement or breaches of Section 7 of the Manufacturing Agreement or (ii) arising following the Effective Date with respect to any provision in the Loan Documents that survives the termination or expiration thereof in accordance with its terms. Notwithstanding anything to the contrary set forth in this Agreement, the terms of this "Release" section shall survive termination of the Agreement.

4. **Non-Disparagement**: From and after the Effective Date, Alphia hereby agrees that it will not permit its officers and directors to defame or disparage the Better Choice Parties or their products or services in any medium or to any person without limitation in time, except for truthful statements, including (x) to lenders, auditors, rating agencies and representatives or (y) in response to legal, judicial, or regulatory process, required governmental testimony or filings, or administrative or arbitral proceedings. From and after the Effective Date, the Better Choice Parties hereby agree that they will not permit their respective officers and directors to defame or disparage Alphia and its affiliates or its and their respective products or services in any medium or to any person without limitation in time, except for truthful statements, including (x) to lenders, auditors, rating agencies and representatives or (y) in response to legal, judicial, or regulatory process, required governmental testimony or filings, or administrative or arbitral proceedings.

5. **Notices:** Any and all notices or delivery of letters or documents or things required to be made in accordance with this Agreement shall be made in writing and shall be deemed to have been duly given, when received, if delivered personally, by email, or by overnight courier service requiring signature upon delivery to:

If to the Better Choice Parties

Meister Seelig & Fein PLLC
125 Park Avenue
New York, New York 10017
Attention: Louis Lombardo, Esq.
Kevin A. Fritz, Esq.
Email: LL@msf-law.com
kaf@msf-law.com

and to:

Kluger Kaplan Silverman Katzen & Levine, P.L.
201 S. Biscayne Blvd., Suite 2700
Miami, Florida 33131
Attention: Marko Cerenko, Esq.

Email: mcerenko@klugerkaplan.com

If to Alphia

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166

Attention:	Christopher Lang Mitch Karlan
E-mail:	CLang@gibsondunn.com Mkarlan@gibsondunn.com

6. **Governing Law; Jurisdiction and Venue**: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without consideration of its conflicts of law provisions. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the appropriate county, state or federal courts located exclusively in Hillsborough County, Florida. Each of the Parties irrevocably submits to the jurisdiction of such courts for the purpose of any such civil action or legal proceeding and expressly waives all right to challenge or otherwise limit such jurisdiction and venue.

7. **Attorney's Fees:** Each Party shall be responsible for paying its own attorneys' fees and costs leading up to and in connection with the execution and performance of this Agreement.

8. **Advice of Counsel**: The Parties declare and represent that they have read this Agreement, that they have been fully advised in connection with this Agreement by legal counsel of their own choice, that this Agreement has been fully explained to them prior to its execution, that they understand this Agreement's terms and legal effect, and that they sign this Agreement as their own free act.

9. **Agreement Jointly Prepared**: The Parties hereto are commercially and legally sophisticated regarding the matters set forth herein. Each has been independently advised by counsel and each has cooperated and participated in the drafting and preparation of this Agreement. Accordingly, the Parties hereto acknowledge and agree that this Agreement shall not be construed or interpreted in favor of or against any party by virtue of the identity of any alleged preparer. If any portion or provision of this Agreement (including, without implication of limitation, any portion or provision of any section of this Agreement) is determined to be illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be legal, valid, or enforceable, the remainder of this Agreement shall not be affected by such determination and shall be valid and enforceable to the fullest extent permitted by law, and said illegal, invalid, or unenforceable portion or provision shall be deemed not to be a part of this Agreement.

10. **Headings**: The headings of the provisions herein are intended for convenient reference only, and the same shall not be, nor be deemed to be, interpretive of the contents of such provision.

11. **Modification of Agreement**: All negotiations relating to this Agreement are merged herein. There are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, among the Parties as to such matters other than as set forth herein. No waiver, amendment, change or modification of this Agreement shall be valid unless the same is in writing and is signed by the Party to be bound thereby. The Parties agree not to make any claim at any time or place that this Agreement has been verbally modified in any respect whatsoever.

12. **Warranty Against Prior Assignment**: Each of the Parties agrees, declares and represents that no other person, firm or entity has received any lien, assignment, subrogation or other right of substitution to the claim or claims made or which could have been asserted in this matter, and that in the event that the persons or parties released herein are subjected to further claims by any person, firm, lienholder, insurance company, entity, or any other person or entity under any actual and demonstrated derivative claim or right of substitution, the party making the warranty or representation shall hold the other party and beneficiary of the warranty or representation harmless and indemnify them from any and all such claims.

13. **Counterparts**: This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Such counterparts shall together constitute one and the same document. The Parties agree that facsimile, PDF, JPEG, DocuSign, and/or other electronically transmitted or scanned signatures shall be treated as original signatures for all purposes.

14. **Binding Nature of Agreement and Representatives of the Parties:** This Agreement shall be binding upon each of the Parties' and through their respective representatives and shall inure to the benefit of each Party and to their respective heirs, administrators, representatives, executors, successors, and assigns.

15. **Authority to Execute:** The Parties signing this Agreement represent that they have the full actual legal authority to execute this Agreement that the business entities are bound by this Agreement, and have not assigned any right or obligation hereunder to any other person or entity.

16. **Entire Agreement**: This Agreement contains the entire agreement between the Parties hereto and the terms hereof are contractual in nature and shall not be modified or amended, except by written instrument signed by the Parties.

17. **Public Statements/Confidentiality**: Promptly following the date hereof, the Better Choice Parties shall issue the press release attached hereto as **Exhibit "B"** to this

Agreement. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, and no Party shall issue any press release or make any public statement prior to obtaining the written approval of Alphia (in the case of the Better Choice Parties) or Better Choice (in the case of Alphia), except that no such approval shall be necessary to the extent disclosure is consistent with the press release attached hereto as **Exhibit "B"** to this Agreement. From and after the date hereof, the Parties shall, and shall cause each of their respective affiliates to, keep confidential and not disclose without the prior written consent of Alphia (in the case of the Better Choice Parties) or Better Choice (in the case of Alphia) this Agreement or the terms hereof other than (x) to lenders, auditors, rating agencies and representatives or (y) in response to legal, judicial, or regulatory process, required governmental testimony or filings, or administrative or arbitral proceedings.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date written above.

REVIEWED, ACKNOWLEDGED AND AGREED UPON by:

BETTER CHOICE COMPANY, INC.

By: Kent Cunningham
Name: Kent Cunningham
Title: Chief Executive Officer

Date: 6/20/2024

HALO, PURELY FOR PETS, INC.

By: Kent Cunningham
Name: Kent Cunningham
Title: Chief Executive Officer

Date: 6/20/2024

ALPHIA INC.

DocuSigned by:
By: David McClain
Name: David McClain
Title: Chief Executive Officer

Date: 6/20/2024

Exhibit A

Joint Stipulation of Dismissal With Prejudice and Agreed Order Dismissing the Litigation

IN THE CIRCUIT COURT OF THE 13TH JUDICIAL CIRCUIT IN AND FOR HILLSBOROUGH COUNTY, FLORIDA

CASE NO.: 24-CA-002487

BETTER CHOICE COMPANY, INC.
a Delaware corporation,

Plaintiff,

v.

ALPHIA INC.,
A Delaware corporation,

Defendant.
_______________________________/

JOINT STIPULATION OF DISMISSAL

Plaintiff, BETTER CHOICE COMPANY, INC. ("Plaintiff" or "BTTR"), and Defendant, ALPHIA INC. ("Alphia" or "Defendant")[1], by and through their respective undersigned counsel hereby stipulate to the settlement and dismissal of this matter pursuant to the following terms and conditions:

1. Plaintiff, on the one hand, and Defendant, on the other hand, have settled the instant action pursuant to a Confidential Settlement Agreement (the "**Agreement**").
2. The Parties stipulate that, without limiting the terms of the Agreement, all of Plaintiff's claims in the instant action, are hereby dismissed *with prejudice* with each party bearing their own attorneys' fees and costs relating to this action.
3. The Parties expressly stipulate to this Court retaining jurisdiction to enforce the terms of the Agreement.

[1] Plaintiff and Defendant shall collectively be referred to as the "Parties."

4. The Parties stipulate to the entry of the attached Order on Joint Stipulation of Dismissal With *Prejudice*, attached hereto as **Exhibit "A."**

DATED on this 20th day of June 2024

Respectfully Submitted,

GIBSON, DUNN & CRUTCHER LLP 200 Park Avenue New York, NY 10166-0193 Tel: (212) 351-3827 Fax: (212) 351-5254 By: */s/ Mitchell Karlan* Mitchell A. Karlan, Esq. *Admitted pro hac vice* MKarlan@gibsondunn.com *ATTORNEYS for Defendant*	**KLUGER, KAPLAN, SILVERMAN, KATZEN, & LEVINE, P.L.** 201 South Biscayne Boulevard Suite 2700 Miami, FL 33131 Tel.: (305) 379-9000 By: */s/ Marko Cerenko* Marko F. Cerenko, Esq. Florida Bar No.: 21501 mcerenko@klugerkaplan.com *ATTORNEYS for Plaintiff*

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that on June 20, 2024, I electronically filed the foregoing through the Florida Courts E-Filing Portal, which will serve a true and correct copy of same on all counsel of records.

By: */s/ Marko Cerenko*
Marko F. Cerenko, Esq.

IN THE CIRCUIT COURT OF THE 13TH JUDICIAL CIRCUIT IN AND FOR HILLSBOROUGH COUNTY, FLORIDA

CASE NO.: 24-CA-002487

BETTER CHOICE COMPANY, INC.
a Delaware corporation,

Plaintiff,

v.

ALPHIA INC.,
A Delaware corporation,

Defendant.
______________________________/

ORDER ON JOINT STIPULATION OF DISMISSAL WITH *PREJUDICE*

THIS MATTER having come before the Court on Plaintiff, BETTER CHOICE COMPANY, INC. ("Plaintiff" or "BTTR"), and Defendant, ALPHIA INC. ("Alphia" or "Defendant")[2], Joint Stipulation of Dismissal (the "Stipulation"), the Court having considered the Stipulation and the record, being fully advised in the premises, and good cause appearing thereof, it is hereby:

ORDERED AND ADJUDGED as follows:

1. The Stipulation is adopted.
2. Without limiting the terms of the Parties' Settlement Agreement, all of Plaintiff's claims in the instant action are dismissed with *prejudice*, with each party bearing their own attorneys' fees and costs relating to this action.
3. The Court expressly retains jurisdiction to enforce the Parties' Settlement Agreement.

[2] Plaintiff and Defendant shall collectively be referred to as the "Parties."

DONE AND ORDERED in Chambers in Hillsborough County, Florida on this ____ day of June 2024.

____
HON. DARREN D. FARFANTE

Copes furnished to:
All counsel of record

Exhibit B

Press Release

Better Choice Company Set to Retire up to $10.4M of Debt Obligations and Majority of Outstanding Warrants

Senior Secured Debt of $5M Principal Plus Interest Retired in Full and $5M of Other Indebtedness to be Eliminated at 55% of Face Value within 90 days

Additionally 335,640 Outstanding Warrants With $11.44 Strike Price Retired in Full

NEW YORK, June XX, 2024 (GLOBE NEWSWIRE) -- Better Choice Company (NYSE American: BTTR) ("Better Choice" or the "Company"), a pet health and wellness company, today announced that it has reached an amicable settlement with Alphia, Inc. that dismisses the Company's ongoing litigation with Alphia, Inc. and results in the retirement of its senior secured debt that includes $5.0 million in principal and $0.4 million of payable-in-kind accrued interest as of March 31, 2024. The Company has also retired 335,640 warrants with a strike price of $11.44 per share that were set to expire in 2028. Additionally, the Company has entered into an agreement with Alphia to eliminate $5.0 million of other indebtedness with a savings up to $2.8 million if paid within 90 days.

Michael Young, Chairman of the Board, commented, "With the retirement of our senior debt, plan to eliminate the majority of our accounts payable, and our extended manufacturing relationship with Alphia, we are now positioned for growth and profitability. We have 100% confidence in Kent Cunningham, Nina Martinez and the rest of the leadership team. We look forward to updating our shareholders on the quarter in the coming weeks."

About Better Choice Company Inc. Better Choice Company Inc. is a rapidly growing pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo's core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company's risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company Inc.
Kent Cunningham, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
T: 212-896-1254
Valter@KCSA.com